Exhibit 5

May 20, 2016

Dean Foods Company

2711 North Haskell Avenue

Suite 3400

Dallas, Texas 75204

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

I am Vice President, Chief Counsel — Corporate and Deputy Corporate Secretary of Dean Foods Company, a Delaware corporation (the “Company”), and as such, have acted as counsel to the Company in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the registration of up to 11,750,000 shares (the “Shares”) of the Company’s common stock, $.01 par value per share (the “Common Stock”), issuable pursuant to grants under the Dean Foods Company 2016 Stock Incentive Plan (the “Plan”), which was effective upon the approval of the Company’s stockholders on May 11, 2016.

In connection with this opinion, I have examined such documents and records of the Company and such statutes, regulations, and other instruments and certificates as I have deemed material for the purposes of this opinion.  I have assumed that all signatures on all documents presented to me are genuine, that all documents submitted to me as originals are accurate and complete, and that all documents submitted to me as copies are true and correct copies of the originals thereof.  I have also relied upon such certificates of public officials, corporate agents and officers of the Company and such other certifications with respect to the accuracy of material factual matters contained therein which were not independently established.

I express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that I am opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Dean Foods Company	2711 North Haskell Avenue, Suite 3400	telephone 214 303 3400
	Dallas, TX 75204	facsimile 214 303 3499

Dean Foods Company

May 20, 2016

Based upon and subject to the foregoing, I am of the opinion that, when issued and paid for in accordance with the Plan, the Shares will be validly issued, fully paid and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of item 601(b)(5) of Regulation S-K under the Securities Act.  In giving this consent, I do not admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Kristy N. Waterman

Kristy N. Waterman
Vice President, Chief Counsel — Corporate
and Deputy Corporate Secretary